Exhibit 99.2

Cyanotech Corporation Form 8-K	September 21, 2006

News Release	Contact: Bruce Russell
Russell Communications Group
brucerussell@mac.com

Cyanotech Board Approves 1-for-4 Reverse Stock Split and Other News

KAILUA KONA, Hawaii (September 21, 2006) –

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The Company also announced that it has undertaken specific initiatives in the marketing, sales, production, and scientific areas.  Initiatives include the elimination of certain middle management positions, which has increased communication and management effectiveness within the Company’s sales and production departments.  The Company has also restructured its sales force to bring sales persons into closer contact with customers and their needs. The Company is also conducting a search for an East Coast US based sales employee to provide a closer link with customers across the Atlantic.  Production, facing competition from the robust Hawaii construction industry, is taking specific steps to retain and promote skilled workers as well as taking measures to increase efficiency and reduce costs.  With the foregoing initiatives in place, the Company expects that its Chairman, President, and Chief Executive Officer, Gerald R. Cysewski, Ph.D. will be able to focus more of his time on scientific developments and on improving the Company’s products and processes. The Company also plans to expand its scientific and accounting staffs.

Spirulina products, such as our Hawaiian Spirulina Pacifica, were recently featured in an article in a leading magazine. The September/October 2006 issue of “AARP The Magazine” said to be the world’s largest circulation magazine, published an article on the experiments of researcher Paula Bickford, Ph.D. of the University of South Florida Center of Excellence for Aging and Brain Repair. In the AARP article, spirulina was described as containing “not only the antioxidant phycocyanin but also a bundle of protein, plus omega fatty acids. Once a mainstay food of the Aztecs, spirulina additionally works as an ibuprofenlike nonsteroidal anti-inflammatory.” Previously, in “The Journal of Neuroscience” Dr. Bickford reported that spirulina “has demonstrated improved neuron function in the brain, a suppression of inflammatory substances in the brain and a decrease in oxidative damage.” The Company believes such articles are effectively spreading the benefits of our Hawaiian Spirulina Pacifica to many new customers.

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73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740
(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com

About Cyanotech  – Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®–all natural, functional nutrients that enhance human health and nutrition.  Cyanotech’s spirulina, FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use as a food ingredient, augments energy and immune response. BioAstin’s benefits derive from its superior antioxidant activity and from its ability to support and maintain natural inflammatory response, enhancing skin, muscle and joint health.  NatuRose® Natural Astaxanthin is a natural pigment source that also promotes animal health and nutrition, primarily in aquaculture.  Phycobiliproteins are fluorescent pigments used in medical diagnostic testing and research.  Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical, cosmeceutical, and animal feed makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000.  Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.